Exhibit 23.4

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name in this Registration Statement on Form S-4 of Transmeridian Exploration Inc. and the related prospectuses and to the references to our estimates of proved reserves and estimates of future net revenues from proved reserves as of December 31, 2005 included herein.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 14, 2006